Exhibit (c)(ii)



                         CENTURY PROPERTIES FUND XIV

                                  NOTE 2 TO

                             FINANCIAL STATEMENTS

                          FORM 10-Q - MARCH 31, 1995


2.  Transactions with Related Parties

  (a) An affiliate of NPI, Inc. received reimbursement of administrative expenses amounting to $36,000 and $31,000 during the three months ended March 31, 1995 and 1994. These reimbursements are included in general and administrative expenses.

  (b) An affiliate of NPI, Inc., is entitled to receive 5% of annual gross receipts from all residential properties it manages. For the period ended March 31, 1995 and 1994, affiliates of NPI, Inc. received $64,000 and $19,000, respectively, which are included in operating expenses.